Exhibit 99.1

Aetherium Acquisition Corp Announces Postponement of Special Meeting of Stockholders

~ Stockholders of Record as of February 9, 2024, are Eligible to Vote at Meeting ~

New York, March 4, 2024 - Aetherium Acquisition Corp (“Aetherium”) (NASDAQ:GMFI), a special purpose acquisition company, today announced that its extraordinary general meeting of stockholders (“Meeting”) will be postponed from its scheduled time of 8:30 a.m. Eastern Time on March 5, 2024 to 8:30 a.m. Eastern Time on March 12, 2024. The Meeting can still be accessed virtually by visiting the following website: https://www.cstproxy.com/aetherium/2024 (Conference ID: 2629892#). You will need the 12-digit meeting control number that is printed on your proxy card to enter the Meeting.

The record date for the Meeting remains February 9 2024. To exercise redemption rights, holders must tender their share certificates to Continental Stock Transfer & Trust Company, Aetherium Acquisition’s transfer agent, no later than two (2) business days prior to the Meeting, which deadline is now February 26, 2024.

Stockholders who have previously submitted their proxies or otherwise voted and who do not want to change their vote need not take any action. Shareholders as of the record date can vote, even if they have subsequently sold their shares. Any stockholders who wish to change their vote and need assistance should contact Continental Share Transfer & Trust Company at 917-262-2373, or email proxy@continentalshare.com. Stockholders who wish to withdraw their previously submitted redemption requests may do so prior to the rescheduled meeting by requesting that the transfer agent return such public shares prior to 8:30 a.m. Eastern Time on March 10, 2024.

About Aetherium Acquisition Corp

Aetherium Acquisition Corp is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. In January 2022, Aetherium consummated an initial public offering of its units, with each unit consisting of one share of Class A Common Stock and one redeemable warrant. Each warrant entitles its holder to purchase one share of Class A Common Stock at a price of $11.50 per share.

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Participants in the Solicitation

The Company and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in respect of the Special Meeting and the Proposals and related matters. Information regarding the Company’s directors and executive officers is available in Company’s Definitive Proxy Statement on Schedule 14A filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on February 23, 2024 (the “Proxy Statement”). Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests are contained in the Proxy Statement.

Non-Solicitation

This press release is for informational purposes and is not intended and does not constitute a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the potential transaction and shall not constitute an offer to sell or a solicitation of an offer or invitation for the sale or purchase of the securities, assets or the business of Aetherium Acquisition Corp, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be deemed to be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.

Contact:

Aetherium

Aetherium Acquisition Corp.

79B Pemberwick Rd.

Greenwich, CT

Attention: Jonathan Chen, CEO

Email: jonathan.chan@aetheriumcapital.com

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